Exhibit (a)(9)

CTI MOLECULAR IMAGING ING, INC. POSTPONES ANNUAL

MEETING DUE TO RECENTLY ANNOUNCED TENDER OFFER

KNOXVILLE, Tenn., April 11, 2005 — CTI Molecular Imaging, Inc. (Nasdaq: CTMI) announced today that its annual meeting of stockholders scheduled for April 26, 2005 will be postponed indefinitely due to the recently announced Agreement and Plan of Merger, dated March 18, 2005, among Siemens Medical Solutions USA, Inc., MI Merger Co. and CTI Molecular Imaging, Inc.

Pursuant to the Agreement and Plan of Merger, Siemens Medical Solutions USA, Inc., through its wholly owned subsidiary MI Merger Co., recently commenced a tender offer for all of the outstanding shares of common stock of CTI Molecular Imaging, Inc. for $20.50 per share, net to the seller in cash. Following completion of the tender offer, any remaining shares of CTI Molecular Imaging, Inc. will be acquired in a merger at the same price. Accordingly, the annual meeting of stockholders of CTI Molecular Imaging, Inc. scheduled for April 26, 2005 will be postponed indefinitely while the tender offer and merger are pending and will be canceled upon the successful completion of such transactions.

About CTI Molecular Imaging:

CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, neurological disorders and cardiac disease. Additional information is available at: www.ctimi.com.

This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell any securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials have been or will be made available to all stockholders of CTI at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s web site (http://www.sec.gov). Georgeson Shareholder Communications will be serving as Information Agent for the tender offer, and CTI stockholders wishing to receive copies of the Offer to Purchase and other tender offer materials may contact Georgeson at (212) 440-9800 or toll-free at (800) 676-0216. Mellon Investor Services LLC will be serving as Depositary for the tender offer.

Contacts:

CTI Molecular Imaging, Inc., Knoxville, TN

David N. Gill, 865-218-2000

This document contains forward-looking statements about CTI Molecular Imaging, Inc., including statements regarding the successful completion of the tender offer and merger. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond the ability of CTI to

Exhibit (a)(9)

control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CTI’s business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004. Except as may be required by law, CTI assumes no responsibility for updating any forward-looking statements, whether as a result of new information, future events or otherwise.